EXHIBIT 2.3










                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                      FORTUNE DIVERSIFIED INDUSTRIES, INC.,

                           PSM ACQUISITION III, INC.,

                                 PRO STAFF, INC.
                                       and

                                 HARLAN SCHAFIR


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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into this 1st day of October, 2003 by and among Pro Staff, Inc., an Indiana corporation ("Company"), PSM Acquisition III, Inc., an Indiana corporation ("Merger Sub"), Harlan M. Schafir ("Schafir"), and Fortune Diversified Industries, Inc., a Delaware corporation ("Parent").

                                    RECITALS

(A) The respective Boards of Directors of Parent, Merger Sub and Company have approved this Agreement, and declared advisable the merger of Merger Sub with and into Company (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the law of the state of Indiana ("Indiana Law").

(B) For United States federal income tax purposes, the Merger is intended to qualify as a "reorganization" pursuant to the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and specifically as a reverse-triangular merger under Code Section 368(a)(2)(E).

         NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1.        THE MERGER

1.1. The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of the Indiana Business Corporation Law, at the Effective Time, Merger Sub shall be merged with and into Company (the "Merger"), the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

1.2. Effective Time; Closing. Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing articles of merger, in such appropriate form as determined by the parties, with the Secretary of State of the State of Indiana in accordance with the relevant provisions of the Indiana Business Corporation Law (the "Articles of Merger") (the time of such filing being the "Effective Time") on the Closing Date.

1.3. Conversion of Shares of Company. Upon the terms and subject to the conditions of this Agreement, at the Closing (as herein defined), Schafir shall transfer and deliver to Parent 500 shares of the common stock, no par value, of Company, constituting all of the outstanding shares of Company's capital stock (the "Shares"). At the Effective Time, by virtue of the Merger, the Shares will be canceled and extinguished and automatically converted as set forth in Section 1.4.

1.4. Exchange Ratio. The exchange ratio for the Shares shall be five thousand, two hundred forty (5,240) shares of Parent's common stock for each share of Company's common

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stock owned by Schafir. Parent shall, therefore, issue two million, six hundred twenty thousand (2,620,000) shares of Parent's common stock ("FDI Stock") to Schafir at Closing ("Schafir Distributed Stock").

1.5. Conversion of Shares of Merger Sub. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, full paid and nonassessable share of common stock of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of common stock of the Surviving Corporation.

1.6. Effect of Merger. At the Effective Time: (a) all properties, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation; (b) all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation; (c) the directors and officers of Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified (although some directors and officers will change immediately after the Closing); and (d) the Articles of Incorporation and By-Laws of the Company immediately prior to the Effective Time shall be the Articles of Incorporation and By-Laws of the Surviving Corporation until duly amended in accordance with Indiana Law.

1.7. Additional Consideration. As additional consideration, Parent shall pay two hundred thousand dollars ($200,000.00) in cash by wire transfer to Schafir at Closing.

1.8. Intentionally Omitted.

1.9. Put Options - Schafir Distributed Stock. Subject to rights and restrictions described in the Option Agreement (Fortune/Kingston/Schafir), a copy of which is attached hereto as Exhibit B and the Option Agreement (FDI/Schafir), a copy of which is attached hereto as Exhibit C, Schafir may, in his sole discretion, sell any or all of the Schafir Distributed Stock to Parent, Carter M. Fortune and Robert J. Kingston as more fully described in Section 1.10.

1.10. Exercise of Put Options. If Schafir desires to sell any or all of the Schafir Distributed Stock, Schafir shall simultaneously make demand upon Carter
M. Fortune, Robert J. Kingston, Parent and Company:

(i) Within ten (10) days of demand, Carter M. Fortune and Robert J. Kingston shall comply with the terms of the Option Agreement (Fortune/Kingston/Schafir);

(ii) If Carter M. Fortune and Robert J. Kingston fail to comply with the terms of the Option Agreement (Fortune/Kingston/Schafir) then to the extent of Carter M. Fortune's and Robert J. Kingston's non-compliance within twenty (20) days of demand, Parent and Company shall comply with the terms of the Option Agreement (FDI/Schafir);

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(iii)    If Parent and Company fail to comply with the terms of the Option
         Agreement (FDI/Schafir) then to the extent of Parent's and Company's non-compliance within thirty (30) days of demand, Schafir may then execute upon the Merrill Lynch Pledged Collateral Account Control Agreement (relating to Carter M. Fortune) attached hereto as Exhibit D, the Merrill Lynch Pledged Collateral Account Control Agreement (relating to Robert J. Kingston) attached hereto as Exhibit E and the Merrill Lynch Pledged Collateral Account Control Agreement (relating to
         FDI) on a pro-rata basis based upon the market value of the assets contained in each of the pledged collateral accounts.

1.11. Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of Section 368 of the Code and specifically as a reverse-triangular merger under Code Section 368(a)(2)(E). The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

SECTION 2.        REPRESENTATIONS AND WARRANTIES REGARDING SCHAFIR

Schafir hereby represents and warrants to Parent as of the date of this Agreement and as of the Closing Date as follows:

2.1. Power and Authorization. Schafir has full capacity, legal right, power and authority to enter into and perform his obligations under this Agreement and the other agreements and documents (the "Schafir Transaction Documents") required to be executed and delivered by him prior to or at the Closing. This Agreement has been duly and validly executed and delivered by Schafir and constitutes the legal, valid and binding obligation of Schafir enforceable against Schafir in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of the Schafir Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law). When executed and delivered as contemplated herein, each of the Schafir Transaction Documents shall constitute the legal, valid and binding obligation of Schafir, enforceable against Schafir in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of the Schafir Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

2.2.     No Conflicts.

         (a) The execution, delivery and performance of this Agreement and the Schafir Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

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         (i)      violate or conflict with any law binding upon Schafir;

         (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which Schafir is a party or by which Schafir or any of Schafir's assets are bound, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to Schafir or any of his assets including, without limitation, any of the Shares; or

         (iii) result in, require or permit the creation or imposition of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance of any nature upon or with respect to the Shares.

         (b) Each consent or approval of, or registration, notification, filing and/or declaration with, any court, government or governmental agency or instrumentality, creditor, lessor or other person required to be given or made by Schafir in connection with the execution, delivery and performance of this Agreement and the other Schafir Transaction Documents have been obtained or made, or will be obtained or made prior to the Closing.

         (c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of Schafir, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other Schafir Transaction Documents or which, if adversely determined, would have an adverse effect upon the ability of Schafir to enter into or perform his obligations under this Agreement or any such other Schafir Transaction Documents. Schafir has not received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.

2.3. Ownership of the Shares. Schafir owns the Shares beneficially and of record, free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance. There are no shareholder or other agreements affecting the right of Schafir to convey the Shares to Parent or any other right of Schafir with respect to the Shares, and Schafir has the absolute right, authority, power and capacity to sell, assign and transfer the Shares to Parent free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance (except for restrictions imposed generally by applicable securities laws). Upon delivery to Parent of the certificates for the Shares at the Closing, Schafir will transfer good, valid and marketable title to the Shares, free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance.

2.4. Brokers. No person acting on behalf of Schafir or under the authority of Schafir is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

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2.5. Full Disclosure. All documents and other papers (or copies thereof)
delivered by or on behalf of Schafir in connection with the transactions contemplated by this Agreement are in the same form as they were maintained by Schafir, without alteration and are accurate and complete as to items in the custody of Schafir in all material respects.

2.6. Investment Representations and Covenants.

(a) Schafir understands that as of the Closing Date the FDI Stock will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws on the grounds that the issuance of the FDI Stock is exempt from registration pursuant to
         Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act and applicable state securities laws, and that the reliance of Parent on such exemptions is predicated in part on each of the Schafir's representations, warranties, covenants and acknowledgments set forth in this Section 2.6.

(b) Schafir represents and warrants that he is an "accredited investor" as defined in Rule 501 promulgated as part of Regulation D under the Securities Act.

(c) Schafir represents and warrants that the FDI Stock to be acquired by him upon consummation of the transactions contemplated herein will be acquired by him for his own account, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the rules and regulations thereunder, and that he will not distribute all or any portion of the FDI Stock in violation of the Securities Act.

(d) Schafir acknowledges that the shares of FDI Stock are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances.

(e) Schafir represents and warrants that he has such knowledge and experience in financial and business matters such that he is capable of evaluating the merits and risks of his investment in the FDI Stock.

(f) Schafir is in a financial position to afford to hold the FDI Stock indefinitely, Schafir's financial condition being such that he is not presently under necessity or constraint to dispose of the FDI Stock to satisfy any existing or contemplated debt or undertaking. Schafir recognizes that it may not be possible for him to liquidate his investment in the FDI Stock (other than by means of the Option Agreements and the Registration Rights Agreement) and, accordingly, he may have to hold the FDI Stock, and bear the economic risk of this investment, indefinitely.

(g) Schafir understands that neither the Securities and Exchange Commission nor any other federal or state agency has recommended, approved or endorsed the purchase of the FDI Stock as an investment.

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(h)      Schafir confirms that the FDI Stock was not offered to him by any means of general solicitation or general advertising, and that he has received no representations, warranties or written communications with respect to the FDI Stock other than those contained or described in this Agreement.

(i) Schafir acknowledges that he has been provided or that Parent has made available to him copies of Parent's most recent Form 10-KSB, Form 10-QSB and any Form 8-Ks and Form 4s filed since the most recent Form 10-QSB was filed.

(j) Schafir acknowledges that Parent has given him a reasonable opportunity to ask questions and receive answers concerning his receipt of FDI Stock and to obtain any additional information which Parent possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information.


SECTION 3.        REPRESENTATIONS AND WARRANTIES REGARDING COMPANY.

Schafir hereby represents and warrants to Parent as of the date of this Agreement and as of the Closing Date as follows:

3.1. Organization and Good Standing. Company is a corporation duly organized and validly existing under the laws of the State of Indiana and has all necessary corporate power and authority to carry on its business, to own and lease the assets which it owns and leases, and to perform all its obligations. Except as set forth on Schedule 3.1, Company is duly qualified to do business as a foreign corporation and is in good standing (if and to the extent the concept of good standing is recognized) under the laws of each jurisdiction in which its ownership or leasing of assets or properties or the nature of its activities reasonably requires such qualification.

3.2. Power and Authorization. Company has full legal right, power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents (the "Company Transaction Documents") required to be delivered by it prior to or at the Closing. Except as set forth on Schedule 3.2, the execution, delivery and performance by Company of this Agreement and the Company Transaction Documents have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Company and constitutes its legal, valid and binding obligation, enforceable against Company in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of the Company Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law). When executed and delivered as contemplated herein, each of the Company Transaction Documents shall constitute the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of the Company Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

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3.3.     No Conflicts.

         (a) Except as set forth on Schedule 3.1, the execution, delivery and performance of this Agreement and the Company Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

         (i) violate or conflict with the Articles of Incorporation or Bylaws (or other organizational documents) of Company or any law binding upon Company;

         (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which Company is a party or by which it or its assets are bound, or give to others any right (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to Company or any of its assets; or

         (iii) result in, require or permit the creation or imposition of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance of any nature upon or with respect to the Shares, Company or any of Company's assets.

         (b) Except as set forth on Schedule 3.3(b), each consent or approval of, or registration, notification, filing and/or declaration with, any court, government or governmental agency or instrumentality, creditor, lessor or other person required to be received or made by Company in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein has been made or will be obtained or made prior to the Closing. There are no such consents, approvals, registrations, notifications, filings or declarations which have been obtained or made involving payment of premium or penalty by, or loss of benefit to, Company. Upon consummation of the transactions contemplated by this Agreement, Company will be entitled to continue to use all of the assets and properties now used by it in the same manner such assets and properties were used prior to Closing.

         (c) Except as set forth on Schedule 3.3(c), there are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to Schafir's knowledge, threatened that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have an adverse effect upon Company's ability to enter into or perform its obligations under this Agreement or any of the other Company Transaction Documents. Company has not received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby at any office located outside of Indiana.

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3.4. Capitalization. Company's authorized, issued and outstanding capital stock and its other securities are fully and accurately described in Schedule 3.4. No person has any preemptive or other right with respect to any such equity interests or other securities and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any equity interests or other securities of Company (including, without limitation, the Shares) or obligating Company or any other person to purchase or redeem any such equity interests or other securities. The Shares constitute all of the issued and outstanding shares of capital stock of Company and have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have been issued in compliance with applicable securities and other laws.

3.5. Investments and Subsidiaries. Except as described on the attached Schedule 3.5, the business of the Company is and has been conducted solely by and through Company and no other person, and Company does not directly or indirectly own, control or have any investment or other interest in any corporation, partnership, joint venture, business trust or other entity and Company has not agreed, contingently or otherwise, to share any profit, loss, cost or liability, or to indemnify any person or entity or to guaranty the obligations of any person or entity.

3.6. Compliance with Laws. Except as set forth on Schedule 3.6:

         (a) Company is in compliance in all material respects with all applicable laws; and Company has not received any notice, order or other communication from any governmental agency or instrumentality of any alleged, actual or potential violation of or failure to comply with any law.

         (b) All federal, foreign, state, local and other governmental consents, licenses, permits, franchises, grants and authorizations (collectively, "Authorizations") required for the operation of the Company as currently conducted, are in full force and effect without any default or violation thereunder by Company or, to the knowledge of Schafir, by any other party thereto, and Company has not received any notice of any claim or charge that Company is in violation of or in default under any such Authorization; no proceeding is pending or, to the knowledge of Schafir, threatened by any person to revoke or deny the renewal of any Authorization of Company; and Company has not been notified that any such Authorization may not in the ordinary course be renewed upon its expiration or that by virtue of the transactions contemplated hereby any such Authorization may not be granted or renewed.

3.7. Litigation. Except as set forth on Schedule 3.7(a), there are no claims, actions, suits, proceedings (arbitration or otherwise) or, to Schafir's knowledge, investigations involving or affecting Company or its businesses or assets, or its directors, officers or shareholders in their capacities as such, before or by any court or governmental agency or instrumentality, or before an arbitrator of any kind; (b) no pending claim, action, suit, proceeding or investigation, if determined adversely, would either individually or in the aggregate have a material adverse effect on the earnings, business, operations, or financial condition of the Company ("Material Adverse Effect"); (c) to Schafir's knowledge, no such claim, action, suit, proceeding or investigation is

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presently threatened or contemplated; and (d) there are no unsatisfied judgments, penalties or awards against or affecting Company or any of its businesses, properties or assets.

3.8.     Financial Statements.

         (a) Schedule 3.8(a) includes the unaudited balance sheet of Company as of December 31, 2002 (including the notes thereto, if any, the "Company December Balance Sheet"), and the related statement of income for the calendar year then ended (the "Company Financial Statements"). The Company Financial Statements accurately and fairly present in all material respects the financial condition of the Company as of the date thereof and the results of its operations for the fiscal year then ended, all in accordance with GAAP consistently applied.

         (b) Schedule 3.8(b) includes the Company's unaudited balance sheet as of August 31, 2003 (the "Company August Interim Balance Sheet") and the related statement of income for the eight months then ended (collectively the "Company August Interim Financial Statements"). The Company August Interim Financial Statements accurately and fairly present in all material respects the financial condition of the Company as of the date thereof and the results of its operations for that portion of the fiscal year then elapsed, all in accordance with GAAP consistently applied.

         (c) Except as set forth on Schedule 3.8(c), the Company August Interim Balance Sheet reflects all material liabilities of Company which are required to be disclosed on a balance sheet prepared in accordance with GAAP, whether absolute, accrued or contingent, as of the date thereof. As of the date of Closing, Company will not have any material liability or obligation of any nature that is not reflected on the Company August Interim Balance Sheet other than current liabilities (within the meaning of GAAP) incurred since the date thereof arising in the ordinary course of business consistent with past practice.

3.9. Accounts Receivable. Schedule 3.9 includes a correct and complete accounts receivable aging of Company as September 15, 2003 reflecting the aggregate dollar amount of all accounts receivable of Company which have been outstanding for: 30 days or less; more than 30 but less than 61 days; more than 60 but less than 91 days; and more than 90 days.

3.10. Client List. Company has provided to Parent a schedule listing the twenty largest clients of the Company for the calendar year 2002 and has set forth opposite the name of each such client the percentage of gross revenues attributable to such client ("Client List"). For purposes of confidentiality, the Client List shall not become a Schedule to this Agreement, but shall be treated as between parties as if it were Schedule 3.10 to this Agreement. The Client List is complete and accurate in all material respects. Company has not received any notices of termination or material alteration of a contract or business relationship, or written threats of any such action from any of customers or clients listed on the Client List.

3.11. Real Property. Schedule 3.11 describes each interest in real property owned or leased by Company, including the location and a brief description thereof. Company owns all

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right, title and interest in all leasehold estates and other rights purported to be granted to it by the leases and other agreements listed in Schedule 3.11, in each case free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim, lien or encumbrance not shown on
Schedule 3.11. All governmental permits, approvals and licenses required in connection with the use by Company of the real property leased by Company and all improvements thereon and the conduct of the Company's business thereon have been duly obtained, are in full force and effect and no proceedings are pending or, to Schafir's knowledge, threatened which could reasonably be expected to lead to a revocation or other impairment of any thereof.

3.12. Personal Property. Except as set forth on Schedule 3.12, Company has good and marketable title to all of its properties and assets free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance.

3.13. List of Properties, Contracts, etc. Schedule 3.13 lists or adequately describes the following:

         (a) The Company's fixed asset depreciation schedule, which schedule accurately represents the fixed assets owned by Company.

         (b) A list of all assets leased by Company which list accurately represents the assets leased by Company.

         (c) Each outstanding loan or advance (excluding advances to employees for ordinary and necessary business expenses made in the ordinary course of business) by Company to any person (including Schafir and any director, officer, employee or shareholder of Company).

         (d) Each policy and binder of insurance, (including, without limitation, property, casualty, liability, life, health, accident, workers' compensation and disability insurance and bonding arrangements) owned by, or maintained for the benefit of, or respecting which any premium is paid directly or indirectly by Company.

         (e) Each outstanding power-of-attorney or similar power granted by Company for any purpose whatsoever.

         (f) Each evidence of indebtedness, note, advance, guaranty or letter of credit entered into, issued or to be issued, contingently or otherwise, by or for the benefit of Company, and all loan and other agreements relating thereto, which are not released at Closing.

         (g) Each restriction, deed of trust, pledge, lien, security interest or other charge, claim and encumbrance of any nature relating to or affecting any of the assets or properties of Company.

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         (h) Each bank or other financial institution in which Company has a deposit account, line of credit or safe deposit box, the relevant account or other identifying number, and the names of all persons authorized to act or deal in connection therewith.

3.14. Contracts. Except as set forth on Schedule 3.14: (a) each material contract, agreement and commitment to which Company is a party or by which it or its assets are bound was made in the ordinary course of business, is in full force and effect and is valid, binding and enforceable against Company and, to the knowledge of Schafir, the other parties thereto, each in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law); (b) Company has performed all material obligations required to be performed by it under each such contract, agreement and commitment as of the Closing Date, and no condition exists or event has occurred which with notice or lapse of time would constitute a material default or a basis for delay or non-performance by Company or, to the knowledge of Schafir, by any other party thereto; (c) each other party to each material contract, commitment and agreement has consented or been given sufficient notice (where such consent or notice is necessary) that the same shall remain in full force and effect following the Closing; (d) without limiting the foregoing, Company has performed all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any contract, agreement or instrument by which Company provides its primary services and benefits ("Professional Services Agreement"); and (e) with respect to the Professional Services Agreements with clients of the Company,

         (i) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by Company;

         (ii) Company does not have any present expectation or intention of not fully performing all obligations under its Professional Services Agreements; and

         (iii) Company has no knowledge of any breach or anticipated breach by the other parties to any Professional Services Agreement.

3.15. Intellectual Property. Except as set forth on Schedule 3.15: (a) Company does not currently utilize and has never utilized any fictitious or assumed business name other than "Professional Staff Management" and "Pro Staff"; (b) Company has no registered trademarks, copyrights or other intellectual property rights; (c) Company utilizes no proprietary or licensed software other than commercially available word processing, accounting, database and similar software programs, and Company has the right to use all such software programs in the manner used on the date of this Agreement; (d) to Schafir's knowledge, Company is the sole owner of all Company Intellectual Property (as hereinafter defined), free and clear of any lien, security interest, restriction, encumbrance or other adverse claim other than Permitted Encumbrances; (e) the Company has not granted or licensed to any person any right with respect to any Company Intellectual Property; and (f) the rights of Company in and to any of the Company Intellectual Property will not be limited or otherwise affected by reason of any of the transactions contemplated hereby. As used in this Agreement, "Company Intellectual Property" means all unregistered trademarks and service marks, unregistered copyrights, trade names or customer lists and proprietary trade practices owned by Company as of Closing.

3.16.    Taxes

         (a) All federal, state, and local returns and reports relating to Taxes (as defined herein), or extensions relating thereto, required to be filed by or with respect to Company on or before Closing have been timely and properly filed, and all such returns and reports are materially correct and complete as to the period then ending.

         (b) Except as set forth on Schedule 3.16(b) all federal, state, local and foreign income, profits, franchise, sales, use, payroll, premium, occupancy, property, severance, excise, withholding, customs, unemployment, transfer and other taxes, including interest, additions to tax and penalties (collectively "Taxes") due or properly shown to be due on any return referred to in Section 3.16(a) by Company with respect to taxable periods ending on or prior to, and the portion of any interim period up to, the date hereof have been fully and timely paid or, in the case of Taxes not yet due, provided for on the Company August Interim Balance Sheet, or in the case of Taxes accruing after the date of the Company August Interim Balance Sheet date as reflected on Schedule 3.8(b); and there are no levies, liens, or other encumbrances relating to Taxes existing, threatened or pending with respect to any asset of Company.

         (c) During the previous two (2) years, no audit letters have been received (nor are any audits currently pending) from the Internal Revenue Service ("IRS") or any other taxing authority in connection with any of the returns and reports referred to in subsection (a) above and no waivers of statutes of limitations have been given or requested with respect to any such returns and reports or with respect to any Taxes.

         (d) The charges, accruals and reserves on the books of Company in respect of Taxes are, in the reasonable judgment of the Company, adequate.

3.17.    Employee Benefits.

         (a) Schedule 3.17(a) contains a complete and correct list of all benefit plans, arrangements, commitments and payroll practices, (whether or not employee benefit plans ("Employee Benefit Plans") as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, without limitation, sick leave, vacation pay, severance pay, salary continuation for disability, consulting or other compensation arrangements, retirement, deferred compensation, bonus, incentive compensation, stock purchase, stock option, health including hospitalization, medical and dental, life insurance, workman's compensation insurance and scholarship programs maintained for the benefit of any present or former employees of Company (including but not limited to the employees of each of Company's clients or customers) or to which Company has contributed or is or was within the last three years obligated to make payments.

         (b) Except as set forth on Schedule 3.17(b), with respect to each Employee Benefit Plan required to be listed on Schedule 3.17(a):

         (i) each Employee Benefit Plan has been administered in compliance with its terms, and is in compliance with the applicable provisions of ERISA, the Code and all other applicable laws (including, without limitation, funding, filing, termination, reporting and disclosure and continuation coverage obligations pursuant to Title V of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"));

         (ii) Company has made or provided for all contributions required under the terms of such Plans;

         (iii) there have been no "prohibited transactions" (as described in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Employee Benefit Plan;

         (iv) there are and during the past three years there have been no inquiries, proceedings, claims or suits pending or, to Schafir's knowledge, threatened by any governmental agency or authority or by any participant or beneficiary against any of the Employee Benefit Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any of such Employee Benefit Plans with respect to the design or operation of the Employee Benefit Plans;

         (v) any plans intended to be "qualified" within the meaning of Section 401(a) of the Code have from their inception been so qualified, and any trust created pursuant to such plans are exempt from federal income tax under Section 501(a) of the Code and the Internal Revenue Service has issued such plans a favorable determination letter, which is currently applicable; and

         (vi) there is not any circumstance or event which would reasonably be expected to jeopardize the tax-qualified status of the plans or the tax-exempt status of any related trust, or which would cause the imposition of any liability, penalty or tax under ERISA or the Code with respect to any Employee Benefit Plan.

         (c) Except as set forth on Schedule 3.17(c), Company does not maintain and has not ever maintained or been obligated to contribute to a "Multi-employer Plan" (as such term is defined by Section 4001(a)(3) of ERISA) or a money purchase plan or a defined benefit plan which is subject to the minimum funding requirements of Part 3 of subtitle B of Title I of ERISA or subject to Section 412 of the Code.

         (d) Except as set forth on Schedule 3.17(d), with respect to each Employee Benefit Plan maintained by Company, no unsatisfied liabilities to participants, the IRS, the United States Department of Labor ("DOL"), the PBGC or to any other person or entity have been incurred as a result of the termination of any Employee Benefit Plan.

         (e) All reports and information required to be filed with the DOL, IRS and PBGC or with plan participants and their beneficiaries with respect to each Employee Benefit Plan required to be listed on Schedule 3.17(a) have been filed.

         (f) All employee benefit plans required to be listed on Schedule 3.17(a) may, without liability, be amended, terminated or otherwise discontinued except as specifically prohibited by federal law.

         (g) Except as set forth on Schedule 3.17(g), any bonding required under ERISA with respect to any Employee Benefit Plan required to be listed on
Schedule 3.17(a) has been obtained and is in full force and effect and no funds held by or under the control of Schafir are plan assets.

         (h) Company does not maintain any retired life and/or retired health insurance plans which provide for continuing benefits or coverage for any employee or any beneficiary of an employee after such employee's termination of employment.

         (i) The consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (i) entitle any person to severance pay, unemployment compensation or any other payment; (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee; or (iii) result in any liability under Title IV of ERISA or otherwise.

         (j) Company has not improperly classified any employees as leased employees or independent contractors under federal or state law.

         (k) Company has complied in all material respects with the privacy provisions of the Health Insurance Portability and Accountability Act of 1996.

         (l) With respect to each Employee Benefit Plan, Company has made available for inspection by the Parent true, complete and correct copies of (to the extent applicable):

                  (i) all documents pursuant to which the Plan is maintained, funded and administered,

                  (ii) the most recent annual report (Form 5500 series) filed with the IRS (with applicable attachments),

                  (iii) the most recent financial statements,

                  (iv) the most recent actuarial valuation of benefit obligations,

                  (v) the most recent summary plan description provided to participants, and

                  (vi) the most recent determination letter received from the IRS.

         With respect each Employee Benefit Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing Date shall have been made or properly accrued on the Company December Balance Sheet and the Company August Interim Balance Sheet. None of the Plans has any unfunded liabilities which are not reflected on the Company December Balance Sheet and the Company August Interim Balance Sheet.

3.18. Directors, Officers and Employees. Schedule 3.18 sets forth the following information for each director and officer of Company: name, title and compensation paid by Company. All agreements with its directors and officers are terminable at will by Company. There are no contracts, arrangements or agreements in place which would require the payment of any severance or change of control payment.

3.19. Affiliate Agreements. Except as described on Schedule 3.19, there are no agreements, arrangements or understandings between Company on the one hand and Schafir or any present or former director, shareholder or officer of Company or any member of the immediate family of or any person or entity controlling or controlled by any of such persons (a "Related Party"). Except as described on
Schedule 3.19, all agreements and arrangements between Company and all Related Parties are terminable by Company, upon written notice, without payment of penalty or premium of any kind. Schafir does not have any claim or right against Company except as described on Schedule 3.19. For the purposes of this Section, Company, Professional Staff Management, Inc. and Professional Staff Management, Inc. II shall not be considered "Related Parties".

3.20.    Absence of Certain Changes and Events

         (a) Since the date of the Company December Balance Sheet except as set forth on Schedule 3.20(a), Company has conducted its businesses only in the usual and ordinary course consistent with past practice and there has not been any:

                  (i) declaration or payment of any dividend or other distribution or payment in respect of the shares of capital stock of Company or any repurchase or redemption of any such shares of capital stock or other securities; (ii) other than in the ordinary course, payment by Company of any bonus or increase of any compensation payable to any shareholder, director, officer or employee or entry into (or amendment of) any written employment, severance or similar agreement with any shareholder, director, officer or employee;

                  (iii) adoption of or change in any Employee Benefit Plan or labor policy;

                  (iv) damage, destruction or loss to any material asset or property of Company, whether or not covered by insurance;

                  (v) entry into, amendment, termination or receipt of notice of termination of any material agreement or other material document or commitment or any material transaction (including, without limitation, any such relating to capital expenditures);

                  (vi) sale, assignment, conveyance, lease, or other disposition of any asset or property of Company or mortgage, pledge, or imposition of any material lien or other material encumbrance on any asset or property of Company;

                  (vii) incurrence or repayment of any material liability or material obligation (whether absolute or contingent) to any Related Party or, other than current liabilities incurred and obligations under agreements entered into in the ordinary course of business consistent with past practice, to any other person or any discharge or satisfaction of any material lien, claim or encumbrance, other than in the ordinary course of business consistent with past practice;

                  (viii) write-down or write-off of the value of any material asset except for write-downs and write-offs in the ordinary course of business consistent with past practice, or any cancellation or waiver of any other material claims or rights;

                  (ix) any material change in the business or operations of Company or in the manner of conducting the same or entry by Company into any material transaction, other than in the ordinary course of business;

                  (x) any material change in the accounting methods, principles or practices followed by Company, except as required by GAAP, or any material change in any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves or expenditures); or

                  (xi) agreement, whether or not in writing, to do any of the foregoing by Company.

         (b) Except as set forth on Schedule 3.20(b), since the date of the Company August Interim Balance Sheet, there has not been any material adverse change in the business, operations, properties, assets, prospects, working capital, or condition (financial or otherwise) ("Material Adverse Change") of Company or any event, condition or contingency that is likely to result in such a Material Adverse Change.

         (c) Except as previously disclosed in the schedules to this Agreement and as set forth on Schedule 3.20(c), Company does not have any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Company, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing other than: (i) liabilities set forth on the August Interim Balance Sheet (including any notes thereto), (ii) liabilities and obligations which have arisen after the date of the August

Interim Balance Sheet in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and (iii) other liabilities and obligations expressly disclosed in the other Schedules to this Agreement.

3.21.    Corporate Books.

         (a) The copies of the Articles of Incorporation of Company, as certified by the Secretary of State of its jurisdiction of incorporation, and of its Bylaws (or of its other comparable organizational documents), as certified by its secretary, which have been delivered to Parent, are true, complete and correct and are in full force and effect as of the date hereof.

         (b) The stock records of Company fairly and accurately reflect the record ownership of all of its outstanding shares of capital stock. The minute books of Company contain materially complete and accurate records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and each committee of the board of directors of Company. Complete and accurate copies, as of the date hereof, of all such minute books and stock records have been made available to Parent.

3.22. Brokers. No person acting on behalf of Company, any Related Party or any of its Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

3.23. Full Disclosure. All documents and other papers (or copies thereof) delivered by or on behalf of Company in connection with the transactions contemplated by this Agreement are in the same form as maintained by Company internally, without alteration, and are accurate and complete as to items in the custody of Company in all material respects.

3.24. Insurance. Company has provided to Parent each:

         (a) Insurance policy (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) maintained by Company with respect to its properties, assets and businesses, and each such policy is in full force and effect as of the Closing. Except as set forth on Schedule 3.24(a), (i) Company is not in default with respect to its obligations under any insurance policy maintained by it, and Company has not been denied insurance coverage; and (ii) to Schafir's knowledge after reasonable investigation, the insurance coverage of Company is carried with financially sound and reputable insurers, and is adequate and customary for corporations of similar size engaged in similar lines of business.

         (b) Each such self-insurance, retention, or co-insurance program to which Company is a party remains in full force and effect as of Closing. Company is not in default with respect to its obligations under any self-insurance, retention, or co-insurance program. Company's reserves, or segregated or escrowed accounts (including, but not limited to, those relating to Company's client benefit plans (medical, dental and short-term disability) workers compensation and employer practices) maintained for the purpose of any such self-insurance, retention, or co-insurance program are actuarially sound, exceed conservative benchmarks and are adequate for their intended purposes.

3.25. Worksite Employees. Except as set forth on Schedule 3.25, with respect to any client of Company, and with respect to any employee physically located at a client of Company ("Worksite Employees"), to the best of Company's knowledge there is not:

         (a) any applicable collective bargaining agreement or relationship with any labor organization;

         (b) any labor organization or group of employees who has filed any representation petition against or made any written or oral demand of Company or any of its clients for recognition;

         (c) any pending or threatened union organizing efforts that might impose collective bargaining obligations on Company or its clients;

         (d) any labor strike, work stoppage, slowdown, or other material labor dispute has occurred;

         (e) any employment-based charge, complaint, grievance, investigation, inquiry or obligation of any kind, served against Company or threatened, relating to an alleged violation or breach by Company of any law, regulation or contract; and

         (f) any employee of Company or of any client having committed any act or omission giving rise to liability against Company.

         (g) any plant closing or layoff of Worksite Employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance and no such action will be implemented without advance notification to Parent.

         (h) any oral or written notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under environmental or safety requirements for Worksite Employees.

         (i) any underground storage tanks or surface impoundments;

         (j) any asbestos-containing materials in any form or condition;

         (k) any materials or equipment containing polychlorinated biphenyls; or

         (l) any hazardous substance located at any client site or to which any Worksite Employee is or has been exposed.

3.26. Liability. There is no liability or obligation of Company (or of Parent as successor) resulting from liability claims, (whether based in tort, contract or otherwise) relating to any services or products provided by Company on or prior to the Closing Date.

SECTION 4.        REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to Schafir as of the date of this Agreement and as of the Closing Date as follows:

4.1. Organization and Good Standing. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and the laws of the State of Indiana, respectively, and each has all necessary corporate power and authority to carry on its business as presently conducted, to own and lease the assets which it owns and leases and to perform all its obligations under each agreement and instrument by which it is bound. Merger Sub is a wholly-owned subsidiary of Parent.

4.2. Power and Authorization. Each of Parent and Merger Sub has full capacity, legal right, power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents (the "FDI Transaction Documents") required to be executed and delivered by them prior to or at the Closing. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the FDI Transaction Documents have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of the FDI Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law). When executed and delivered as contemplated herein, each of the FDI Transaction Documents shall constitute the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of the FDI Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

4.3. No Conflicts.

         (a) The execution, delivery and performance of this Agreement and the FDI Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

                  (i) violate or conflict with Parent's Certificate of Incorporation, Merger Sub's Articles of Incorporation or Bylaws of Parent or Merger Sub or any law binding upon Parent or Merger Sub

                  (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which Parent or Merger Sub is a party or by which it or its assets are bound, or give to others any right (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to Parent or Merger Sub, its assets or any of its Affiliates' assets.

         (b) Each consent or approval of, or registration, notification, filing and/or declaration with, any court, government or governmental agency or instrumentality, creditor, lessor or other person required to be given or made by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein has been obtained or made, or will be obtained or made prior to the Closing.

         (c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of Parent or Merger Sub, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have a material adverse effect upon the ability of Parent or Merger Sub to enter into or perform its obligations under this Agreement or any such other agreements or instruments. Parent or Merger Sub have not received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.

4.4. Compliance With Laws. Parent and each of its subsidiaries, including, without limitation, Merger Sub, is in compliance in all material respects with all applicable laws, orders, rules and regulations of all governmental bodies and agencies, except where such noncompliance would not affect the ability of each of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or would not reasonably be expected to result in a Material Adverse Change with regard to Parent and its subsidiaries taken as a whole. Parent and Merger Sub has not received notice of any noncompliance with the foregoing.

4.5. Accuracy of Filings. All publicly-available filings made by Parent with the Securities and Exchange Commission since September 1, 2000 are true and complete in all material respects, do not contain any untrue statement of material fact and do not omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Since the date of the most recent of such filings, there has been no Material Adverse Change with regard to Parent and its subsidiaries, taken as a whole.

4.6. Compliance With Securities Law. Parent's authorized, issued and outstanding capital stock and its other securities are fully and accurately described on
Schedule 4.6.

The shares of FDI Stock to be issued to Schafir at Closing will be fully issued, non-assessable, valid and outstanding as of the Closing, and will be validly issued in reliance upon an exemption from registration under, and in material compliance with, applicable federal and state securities laws, including without limitation the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934, as amended.

4.7. Brokers. No person acting on behalf of Parent or any of its affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

4.8. Full Disclosure. All documents and other papers (or copies thereof) delivered by or on behalf of Parent or Merger Sub in connection with the transactions contemplated by this Agreement are in the same form as maintained by Parent or Merger Sub internally, without alteration, and are accurate and complete as to items in the custody of Parent or Merger Sub in all material respects.

4.9. Investments and Subsidiaries. The business of Parent is and has been conducted solely by and through Parent and its subsidiaries, and Parent does not directly or indirectly own, control or have any investment or other interest in any other corporation, partnership, joint venture, business trust or other entity (other than its subsidiaries).

4.10. Litigation. Except as set forth on Schedule 4.10, there are no claims, actions, suits, proceedings (arbitration or otherwise) or, to Parent's knowledge, investigations involving or affecting Parent or its subsidiaries or assets, or its directors, officers or shareholders in their capacities as such, before or by any court or governmental agency or instrumentality, or before an arbitrator of any kind; (b) no pending claim, action, suit, proceeding or investigation, if determined adversely, would either individually or in the aggregate have a material adverse effect on the earnings, business, operations, or financial condition of Parent ("Material Adverse Effect"); (c) to Parent's knowledge, no such claim, action, suit, proceeding or investigation is presently threatened or contemplated; and (d) there are no unsatisfied judgments, penalties or awards against or affecting Parent or any of its subsidiaries, properties or assets.

4.11. Taxes.

         a. All federal, state, and local returns and reports relating to Taxes (as defined herein), or extensions relating thereto, required to be filed by or with respect to Parent on or before Closing have been timely and properly filed, and all such returns and reports are materially correct and complete as to the period then ending.

         (b) All federal, state, local and foreign income, profits, franchise, sales, use, payroll, premium, occupancy, property, severance, excise, withholding, customs, unemployment, transfer and other taxes, including interest, additions to tax and penalties (collectively "Taxes") due or properly shown to be due on any return filed by Parent with respect to taxable periods ending on or prior to, and the portion of any interim period up to, the date hereof have been fully and timely paid or, in the case of Taxes not yet due, provided for on Parent's applicable financial statements; and there are no levies, liens, or other encumbrances relating to Taxes existing to the best of Parent's knowledge, threatened or pending with respect to any asset of Parent.

         (c) No audits are currently pending from the Internal Revenue Service ("IRS") or any other taxing authority in connection with any of the returns and reports referred to in subsection (a) above and no waivers of statutes of limitations have been given or requested with respect to any such returns and reports or with respect to any Taxes.

         (d) The charges, accruals and reserves on the books of Parent in respect of Taxes are, in the reasonable judgment of the Parent, adequate.

SECTION 5         CERTAIN CONDITIONS PRECEDENT TO PARENT'S OBLIGATIONS

The obligation of Parent to consummate the Merger is subject to the fulfillment by or at the Closing of each of the following conditions:

5.1. Representations and Warranties. Schafir's representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true and correct.

5.2. Performance of Covenants. Company shall have performed or complied with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

5.3. Approvals. The consent or approval of all persons necessary for the consummation of the transactions contemplated hereby shall have been obtained and no such consent or approval:

         (a) shall have been conditioned upon the modification in any material respect, cancellation or termination of any material lease, commitment, agreement, easement, right or authorization of Company or Schafir; or

         (b) shall impose on Parent or Company, any material condition, provision or requirement not presently imposed upon Schafir or Company or any condition that would be more restrictive after the Closing on Parent or Company than the conditions presently imposed on Schafir or Company, as the case may be.

5.4. Legal Matters. The Closing shall not violate any order or decree of any court or governmental body of competent jurisdiction and no suit, action, proceeding or investigation, shall have been brought or threatened by any person (other than Parent or an affiliate of Parent) which questions the validity or legality of this Agreement or the transactions contemplated hereby.

5.5. Resignation of Directors and Officers. Parent shall have received Schafir's consent to an increase in the number of Company's Board of Directors' members and the appointment of two (2) additional members.

SECTION 6.        CERTAIN CONDITIONS PRECEDENT TO SCHAFIR'S OBLIGATIONS

The obligation of Schafir to consummate the Merger is subject to the fulfillment by or at the Closing of each of the following conditions:

6.1. Representations and Warranties. Parent's representations and warranties contained in this Agreement shall be deemed to have been made again at and as at the Closing and shall then be true and correct in all material respects.

6.2. Performance of Covenants. Parent shall have performed or complied in all material respects with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

6.3. Legal Matters. The Closing shall not violate any order or decree of any court or governmental body of competent jurisdiction and no suit, action, investigation, or legal or administrative proceeding shall have been brought or threatened by any person (other than Schafir or an affiliate of Schafir) which questions the validity or legality of this Agreement or the transactions contemplated hereby.

6.4. Security for Put Option. Carter M. Fortune shall have executed a Merrill Lynch Pledged Collateral Account Control Agreement, a copy of which is attached hereto as Exhibit D. The pledged collateral account shall contain shares of Eli Lilly & Co. common stock (currently valued at approximately $5,000,000) ("Fortune Pledged Account"). Robert J. Kingston shall have executed a Merrill Lynch Pledged Collateral Account Control Agreement, a copy of which is attached hereto as Exhibit E. The pledged collateral account shall contain cash and marketable securities valued at approximately two million dollars ($2,000,000) as of the Closing Date ("Kingston Pledged Account"). Parent shall execute a Merrill Lynch Pledged Collateral Account Control Agreement in a form substantially similar to that attached hereto as Exhibit D, if and when required under the Option Agreement (FDI/Schafir) executed the same date hereof.

SECTION 7.           CLOSING

7.1. Time and Place of Closing. The closing of the acquisition of the Shares (the "Closing") pursuant to this Agreement shall take place on October 1, 2003, at the offices of Drewry Simmons Pitts & Vornehm, LLP, 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana 46240, commencing at 10:00 a.m. local time or at such other date, time or place as may be agreed to by Parent and Schafir (the "Closing Date"). The Closing shall be effective at the Effective Time.

7.2. Deliveries at the Closing. At the Closing, in addition to the other actions contemplated elsewhere herein:

         (a) Schafir shall deliver, or shall cause to be delivered, to Parent the following:

         (i) certificates representing all of the Shares, duly endorsed for transfer or with stock powers affixed thereto, executed in blank in proper form for transfer;

         (ii) a duly executed counterpart of the Employee Option Agreement, in substantially the form attached hereto as Exhibit A; and

         (iii) a duly executed counterpart of the Option Agreement (Fortune/Kingston/Schafir), in substantially the form attached hereto as Exhibit B;

         (iv) a duly executed counterpart of the Option Agreement (FDI/Schafir), in substantially the form attached hereto as Exhibit C;

         (v) a duly executed counterpart of the Merrill Lynch Pledged Collateral Account Control Agreement (relating to Carter M. Fortune), in substantially the form attached hereto as Exhibit D;

         (vi) a duly executed counterpart of the Merrill Lynch Pledged Collateral Account Control Agreement (relating to Robert J. Kingston), in substantially the form attached hereto as Exhibit E;

         (vii) intentionally omitted;

         (viii) a duly executed counterpart of the Employment Agreements in substantially the form of that attached hereto as Exhibit G;

         (ix) such other documents and instruments as Parent may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

         (b) Schafir shall cause Company to, deliver to Parent the following:

         (i) a copy of Company's Articles of Incorporation, certified as of a recent date by the Secretary of State of the State of Indiana and by the Secretary of Company, and a copy of Company's By-laws certified by the Secretary of Company, each including any and all amendments to date;

         (ii) a Certificate of Existence of a recent date for Company, certified by the Secretary of State of the State of Indiana;

         (iii) copies of the resolutions of the board of directors or corresponding governing body of Company authorizing the execution, delivery and performance of this Agreement and the other agreements and instruments referred to herein, certified as of the Closing Date by the Secretary or an Assistant Secretary of Company;

         (iv) the original corporate minute books and stock transfer and record books of Company as they exist on the Closing and such of its files, books and records as Parent may reasonably request;

         (v) such other documents and instruments as Parent may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

         (c) Parent shall deliver, or shall cause to be delivered, to Schafir the items described below:

         (i) certificates representing the FDI Stock, duly and validly issued in the names of Schafir and the key employees;

         (ii) a wire transfer of immediately available funds in the amount of $200,000.00 to the account specified by Schafir;

         (iii) a copy of the resolutions of the Board of Directors of Parent authorizing the execution, delivery and performance by Parent of this Agreement and the other agreements and instruments referred to herein, including but not limited to the appointment of Schafir as Chief Operating Officer of Parent, certified as of the Closing by the Secretary or an Assistant Secretary of Parent;

         (iv) a copy of the resolutions of the Board of Directors of Merger Sub authorizing the execution, delivery and performance of Merger Sub of this Agreement and the other agreements and instruments referred to herein;

         (v) a Certificate of Good Standing of a recent date for Parent, certified by the Secretary of State of the State of Delaware;

         (vi) a certificate of Good Standing of a recent date for Merger Sub, certified by the Secretary of State of the State of Indiana;

         (vii) a duly executed counterpart of the Employee Option Agreement, in substantially the form attached hereto as Exhibit A;

         (viii) a duly executed counterpart of the Option Agreement (Fortune/Kingston/Schafir), executed by Carter M. Fortune and Robert J. Kingston, in substantially the form attached hereto as Exhibit B;

         (ix) a duly executed counterpart of the Option Agreement (FDI/Schafir), in substantially the form attached hereto as Exhibit C;

         (x) a duly executed counterpart of the Merrill Lynch Pledged Collateral Account Control Agreement executed by Carter M. Fortune, in substantially the form attached hereto as Exhibit D;

         (xi) a duly executed counterpart of the Merrill Lynch Pledged Collateral Account Control Agreement executed by Robert J. Kingston, in substantially the form attached hereto as Exhibit E;

         (xii) a duly executed counterpart of the Merrill Lynch Pledged Collateral Account Control Agreement executed by Parent in substantially the form attached hereto as Exhibit F;

         (xiii) a duly executed counterpart of the Employment Agreements in substantially the form attached hereto as Exhibit G; and

         (xiv) a duly executed counterpart of the Guaranty executed by John F. Fisbeck, in substantially the form attached hereto as Exhibit H;

         (xv) a duly executed counterpart of the Voting Agreement executed by John F. Fisbeck, Carter M. Fortune and Robert J. Kingston, in substantially the form attached hereto as Exhibit I; and

         (xvi) such other documents and instruments as Schafir may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

SECTION 8.                 CONFIDENTIAL INFORMATION.

         For purposes of this Agreement, "Confidential Information" shall be deemed to include all information and materials with respect to Company, including, but not limited to, all proprietary information, specifications, models, diagrams, flow charts, videotapes, audio tapes, forms, data structures, graphics, other original works of authorship, product plans, technologies, formulas, trade secrets, trade names or proposed trade names, know-how, ideas, marketing materials, lists of potential or actual customers, contracts, pricing information, financial information, business plans and strategies, and other financial and intellectual property relating to Company.

         Except as authorized in writing by Parent, Schafir shall not disclose, communicate, publish or use for the benefit of himself or any third party any Confidential Information received, acquired, or obtained with respect to Company. Schafir also agrees that: a) the Confidential Information will be held in confidence by him using the same degree of care, but no less than a reasonable degree of care, as he uses to protect his own confidential information of a like nature; b) he will take such steps as may be reasonably necessary to prevent disclosure of the Confidential Information to others; and
c) in the event he is legally required to disclose any portion of the Confidential Information, he shall promptly notify Parent so that Parent may take steps to protect its Confidential Information.

         The obligations of this Section 8 shall terminate with respect to any particular portion of Confidential Information which: a) is in the public domain; b) entered the public domain through no fault of Schafir; and c) was rightfully communicated by a third party to Schafir free of any obligation of confidence.

          In no event shall Schafir be deemed by virtue hereof to have acquired any right or interest in or to the Confidential Information. Schafir agrees that for a period of ten (10) years following the date of this Agreement, he will maintain the confidentiality of the Confidential Information.

SECTION 9.           NON-COMPETITION

9.1. Covenant. For a period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, without the prior written consent of Parent (which consent may be withheld in Parent's sole and absolute discretion) Schafir shall not, directly or indirectly, for himself or for any other person, proprietorship, partnership, corporation or trust, or any other entity, as an individual or as an owner, employee, agent, officer, director, trustee, or in any other capacity:

         (a) solicit, participate or aid in the solicitation of orders for Restricted Services, or sell any Restricted Services to any of Company's customers who were serviced by Schafir, solicited by Schafir or who became customers of Company as a result of any actions taken by Schafir;

         (b) solicit, participate or aid in the solicitation of orders for Restricted Services, or sell any Restricted Services to any of Company's customers who were customers, or had an ongoing business relationship with Company, at any time during the one (1) year period preceding the Closing Date;

         (c) contact, or aid or participate in the contact, including allowing the use of Schafir's name in connection with the contact of, any of Company's customers who were customers, or had an ongoing business relationship with Company, at any time during the one (1) year period preceding the Closing Date, for the purpose of diverting their purchases of Restricted Services from Company;

         (d) perform any Restricted Services for any of Company's customers who were customers, or had an ongoing business relationship with Company, at any time during the one (1) year period preceding the Closing Date.

         (e) solicit or contact or aid or participate in the contact, including allowing the use Schafir's name in connection with the contact of, Company's employees, for the purpose of inducing them to terminate their employment with Company;

         (f) engage in, conduct, promote, or participate in either as an owner, investor, employee, officer, director, trustee, or agent, or in any other capacity whatsoever, a business in competition with Company in the sale and offering of Restricted Services either directly or indirectly. The prohibitions and covenants enumerated in this Section 9.1(f) shall bind Schafir in the following geographic area: the State of Indiana and State of Ohio.

         Restricted Services shall be defined as personnel management services (including but not limited to benefits administration, payroll administration, health and workmen's compensation insurance management, personnel records management, employee liability management, employee recruiting and selection services, performance management, training and development services and human resource consulting services).

         Nothing in the foregoing provisions of this Section 9 shall prohibit Schafir from purchasing for investment purposes only any stock or corporate security traded or quoted on a national securities exchange or national market system.

         Parent and Schafir agree that in the event of a breach of any of the covenants and prohibitions contained in Sections 8 and 9 by Schafir, Parent shall suffer immediate, immeasurable and irreparable harm and damage, and accordingly, the parties agree as follows:

         (i) These covenants shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action by Schafir against Parent, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of these covenants by Parent;

         (ii) In the event of a violation of any of these covenants the terms of all covenants shall be automatically extended for a period equal to the violation;

         (iii) Parent shall be entitled to recover reasonable attorney's fees incurred in the enforcement of these covenants;

         (iv) Each covenant is separate and distinct from every other covenant, and in the event of the invalidity of any one covenant, the remaining covenants shall be deemed independent and enforceable. Further, although the parties agree that the scope, duration and territorial restrictions herein are reasonable and necessary for the protection of Parent, the parties agree that the obligations with respect to each state and the duration thereof are a separate covenant, and in the event a Court should consider the territorial restrictions or duration too extensive, the Court shall consider the reasonableness and enforceability of the covenants with respect to each individual state and the duration thereof and shall modify the provisions so as to be valid and fully enforceable for the maximum scope, duration and geographic areas (but never for a larger scope, longer period or greater area than set forth above) as the Court shall find to be reasonable, necessary valid and legally enforceable;

         (v) These covenants are reasonable and necessary for the protection of Parent's business interests; that irreparable injury will result to Parent if the Schafir breaches any of these covenants; and that in the event of actual or threatened breach of any of these covenants, Parent will have no adequate remedy at law. Schafir accordingly agrees that in the event of any actual or threatened breach by Schafir of any of these covenants, Parent shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting Parent from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove; and

         (vi) Schafir agrees that due to the nature of Company's business and its scope of operations, and due to the nature of Schafir's position within Company and his access to and knowledge of Confidential Information of Company, and in further consideration of Parent's and Company's legitimate protectible interests in a highly competitive business environment, the covenants and restrictions, including but not limited to, the geographic areas set forth above and other restrictions placed on Schafir's ability to engage in any activity competitive with Company, are required to be broad in scope and the parties acknowledge that such breadth is reasonable. Schafir further acknowledges and agrees that the breadth of such restrictions is reasonable because he has become acquainted with the affairs of Company, its officers and employees, its services, products, business practices, business relationships, and the needs and requirements of its customers and prospective customers, trade secrets, intellectual property, Confidential Information, and other information proprietary to Company. Schafir acknowledges and agrees that Parent and Company have a need to protect, through the above restrictions, each of the foregoing interests and Company's goodwill, and to prevent unfair competition and the inevitable use or disclosure of Confidential Information or trade secrets.

         (vii) Parent would not have entered into this Agreement but for the Schafir's agreement to be bound by and comply with the terms and conditions of this Agreement, including, without limitation, Sections 8 and 9 hereof, and for the Schafir's agreement that the scope, duration and territorial restrictions of these covenants are reasonable.


SECTION 10.          INDEMNIFICATION

10.1. Indemnification by Schafir. Subject to Section 10.5, Schafir shall, indemnify, defend and hold Parent and its officers, directors and shareholders harmless against and in respect of any and all losses, costs, expenses, claims, damages, obligations and liabilities, including interest, penalties and reasonable attorneys' fees and disbursements ("Damages"), which Parent or any such indemnitee may suffer, incur or become subject to arising out of, based upon or otherwise in respect of any and all:

         (a) Inaccuracy in or breach of any representation or warranty of Schafir or Company made in or pursuant to this Agreement or any Schafir or Company Transaction Document;

         (b) Breach or nonfulfillment of any covenant or obligation of Schafir or Company contained in this Agreement or any Schafir or Company Transaction Document.

10.2. Indemnification by Parent. Parent shall indemnify, defend and hold Schafir and his successors, heirs and assigns harmless against and in respect of any and all Damages which Schafir or any such indemnitee may suffer, incur or become subject to arising out of, based upon or otherwise in respect of any:

         (a) Inaccuracy in or breach of any representation or warranty of Parent made in or pursuant to this Agreement or any FDI Transaction Document;

         (b) Breach or nonfulfillment of any covenant or obligation of Parent or Merger Sub contained in this Agreement or any FDI Transaction Document; and

         (c) the operation of Company after the Closing Date except for any Damages resulting directly or indirectly from any acts or omissions of Schafir.

10.3. Inter-Party Claims. Any party seeking indemnification pursuant to this
Section 10 (the "Indemnified Party") shall promptly notify the other party or parties from whom such indemnification is sought (the "Indemnifying Party") of the Indemnified Party's assertion of such claim for indemnification, specifying the basis of such claim. The Indemnified Party shall thereupon give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any appropriate personnel of the Indemnified Party related thereto.

10.4. Third Party Claims.

                  (a) Each Indemnified Party shall promptly notify the Indemnifying Party of the assertion by any third party of any claim with respect to which the indemnification set forth in this Section relates. The Indemnifying Party shall have the right, upon notice to the Indemnified Party within ten (10) business days after the receipt of any such notice, to undertake the defense of with counsel reasonably acceptable to the Indemnified Party, or, with the consent of the Indemnified Party to settle or compromise such claim. The failure of the Indemnifying Party to give such notice and to undertake the defense of or to settle or compromise such a claim shall constitute a waiver of the Indemnifying Party's rights under this Section 10.4(a) and shall preclude the Indemnifying Party from disputing the manner in which the Indemnified Party may conduct the defense of such claim or the reasonableness of any amount paid by the Indemnified Party in satisfaction of such claim.

                  (b) The election by the Indemnifying Party, pursuant to
         Section 10.4(a), to undertake the defense of a third-party claim shall not preclude the party against which such claim has been made also from participating or continuing to participate in such defense, so long as such party bears its own legal fees and expenses for so doing.

10.5. Limitations and Requirements.

                  (a) Schafir shall have no obligation to indemnify Parent or any other person against Damages pursuant to Section 10.1 of this Agreement unless and until the aggregate of all such Damages suffered or incurred by Parent and such persons exceeds $30,000 (the "Deductible") (The Deductible represents the total combined amount as a result of this Agreement and the two (2) other Agreements and Plans of Merger by and among Parent, Schafir and other parties dated the same date hereof); in which event

         Parent and such persons shall be entitled to indemnification for all Damages suffered or incurred in excess of the Deductible.

                  (b) Except as expressly provided herein, Schafir shall have no rights, hereunder or otherwise, to indemnification or contribution from Company with respect to any matter arising prior to the date of this Agreement, including, without limitation, any inaccuracy in or breach of any representation or warranty of Company made in or pursuant to this Agreement or any Company Transaction Document, or any breach or nonfulfillment of any covenant or obligation of Company contained in this Agreement or any Company Transaction Document, and Schafir hereby irrevocably releases Company from any liability for any such claim; provided, however, that the foregoing shall not be deemed to release or waive:

                           (i) any claim for indemnification, whether already
                  arisen or yet to arrive, to which Schafir otherwise would be entitled by virtue of or in connection with his service as an officer and director of Company pursuant to applicable statutes or as described in Company's articles or by-laws; or

                           (ii) any claim arising under the Employment
                  Agreement, or any other agreement, arrangement or relationship existing by and between Schafir and Company after the date of this Agreement.

                  (c) The indemnification provided in this Section 10 shall constitute the sole remedy of the parties for any breach of this Agreement, however, the indemnification obligations of the parties contained herein are not intended to waive or preclude any claims, rights or remedies based other than in contract which may exist at law (whether statutory or otherwise) or in equity with respect to the matters covered by the indemnifications.

                  (d) The maximum amount of the aggregate indemnification obligations of Schafir hereunder shall be $3,000,000.00. The maximum amount represents the total combined amount as a result of this Agreement and the two (2) other Agreements and Plans of Merger by and among Parent, Schafir and other parties dated the same date hereof.

                  (e) No claim for indemnification against Schafir hereunder shall be made after the third anniversary of the Effective Time.

                  (f) In determining the amount of any inter-party claim under this Section 10, the same will be reduced by any proceeds actually received under insurance policies covering such claim and by the amount of any deduction, credit or other favorable tax effect to the Indemnified Party resulting from such claim.

                  (g) From and after the Effective Time, through the sixth (6th) anniversary thereof, Parent shall cause the Surviving Corporation to maintain all rights of indemnification (including advancement of expenses and exculpation) existing in favor of the current and former officers and directors of Company on terms not less favorable than those provided in the Articles of Incorporation and By-Laws of the Company with respect to matters occurring prior to the Effective Time, subject to the limitations of applicable law. Such obligation shall be binding on the successors and assigns of the Surviving Company, whether by merger or otherwise. Notwithstanding anything in this Section 10(g) to the contrary, this right of indemnification shall only relate to the current and former officers' and directors' service as an officer and/or director of Company.

SECTION 11.       TAX RETURNS

         11.1 Short-Year Return. Parent shall cause Company to prepare and file when due the Short-Year Return. Parent and Company shall permit Schafir to review and comment on the Short-Year Return within a reasonable period before the Short-Year Return is filed. Parent, Company and Schafir shall cooperate fully, as and to the extent required by any other party, in connection with the preparation and filing of the Short-Year Return, and in connection with any audit, litigation or other proceeding with respect to the Short-Year Return.


SECTION 12.       MISCELLANEOUS

12.1. Knowledge.

                  (a) All references in this Agreement to Schafir's knowledge respecting a particular matter shall conclusively be deemed and presumed to include, without limitation, all facts, circumstances and conditions known to Company regarding such matter.

                  (b) Each reference to "knowledge" made in this Agreement shall refer to the actual knowledge of the following individuals: in the case of Schafir and Company: Schafir. In addition, with regard to the knowledge of Schafir, the knowledge of the above mentioned person shall be deemed to be that which a prudent individual could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation of matters contained within the files and records maintained at Company's corporate offices.

12.2 Survival of Representations and Warranties. The representations and warranties made by the parties in this Agreement and in the certificates, documents and schedules delivered pursuant hereto shall survive the consummation of the transactions herein contemplated for the period stated in Section 10.5(e).

12.3 Further Assurances. Each party hereto shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement and to provide for the orderly and efficient transition of the ownership of Company to Parent.

12.4 Costs and Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses in connection herewith.

12.5 Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by facsimile, receipt acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.


To Schafir                                To Parent, Merger Sub or Company:
----------                                --------------------------------

Harlan M. Schafir                         Fortune Diversified Industries, Inc.
3026 Lantern Trail                        Attention:  Carter Fortune
Richmond, IN  47374                       6809 Corporate Drive
                                          Indianapolis, IN  46278

With a copy to (which shall not           With a copy to (which shall not
constitute notice):                       constitute notice):

Donald K. Densborn, Esquire               Robert J.  Milford, Esquire
SOMMER BARNARD ACKERSON                   DREWRY SIMMONS PITTS & VORNEHM, LLP
8900 Keystone Crossing, Suite 1150        8888 Keystone Crossing, Suite 1200
Indianapolis, IN  46240                   Indianapolis, IN  46240
Fax:  (317) 844-4780                      Fax:  (317) 580-4855


12.6 Assignment and Benefit.

                  (a) Parent may assign this Agreement in whole or in part to any subsidiary or to any person which becomes a successor in interest (by purchase of assets or membership interests, or by merger, or otherwise) to Parent; provided, however, that, notwithstanding any such assignment, Parent shall remain liable for its obligations hereunder. Schafir shall not assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without prior written consent of Parent. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective successors, heirs and assigns. Nothing contain in this Section 12.6(a) shall prevent Schafir from disposing of the FDI Stock in a manner consistent with this Agreement and in compliance with applicable law.

                  (b) This Agreement shall not be construed as giving any person, other than the parties hereto and their permitted successors, heirs and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such parties, and permitted successors, heirs and assigns and for the benefit of no other person or entity.

12.7 Intentionally Omitted.

12.8 Amendment, Modification and Waiver. The parties may amend or modify this Agreement in any respect. Any such amendment, modification, extension or waiver shall be in writing and signed by all parties hereto. The waiver by a party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

12.9 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Indiana (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law. Nothing contained herein or in any Transaction Document shall prevent or delay any party from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by any other party of any of its obligations hereunder.

12.10 Section Headings and Defined Terms. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular and the singular as well as the plural, and the use of masculine pronouns shall include the feminine and neuter. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

12.11 Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

12.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original; and any person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument.

12.13 Entire Agreement. This Agreement, together with the agreements, exhibits, schedules and certificates referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the purchase and sale of the Shares and supersede all prior agreements and understandings. The submission of a draft of this Agreement or portions or summaries thereof does not constitute an offer to purchase or sell the Shares, it being understood and agreed that neither Parent or Schafir shall be legally obligated with respect to such a purchase or sale or to any other terms or conditions set forth in such draft or portion or summary unless and until this Agreement has been duly executed and delivered by all parties.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, all as of the date first above written.


         FORTUNE DIVERSIFIED, INDUSTRIES, INC.



         By:      ___________________________________
                  Carter M. Fortune, CEO


         PSM ACQUISITION III, INC.



         By:      ___________________________________
                  Carter M. Fortune, CEO



         PRO STAFF, INC.


         By:      ___________________________________
                  Harlan Schafir, President


         ____________________________________________
         Harlan Schafir